Exhibit 99.2

TRANSDIGM COMPLETES EXCHANGE OFFER

CLEVELAND, OH (August 23, 2007) — TransDigm Inc., a wholly-owned subsidiary of TransDigm Group Incorporated (NYSE: TDG), announced today that it has completed its offer to exchange up to $300 million aggregate principal amount of 7 ¾% Senior Subordinated Notes due 2014 that were issued on February 7, 2007 (the “Additional Notes”) for an equal principal amount of 7 ¾% Senior Subordinated Notes due 2014 that have been registered under the Securities Act of 1933, as amended.  The exchange offer expired at 5 p.m., New York City time, on August 22, 2007.  A total of $300 million aggregate principal amount of the Additional Notes, representing 100% of the outstanding principal amount of the Additional Notes, were validly tendered and accepted for exchange by TransDigm Inc.

About TransDigm Group

TransDigm Group Incorporated, through its wholly-owned subsidiaries, including TransDigm Inc., is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electro- mechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors, aircraft audio systems, specialized cockpit displays and specialized valving.

CONTACT:

Sean Maroney
Investor Relations
216.706.2945
ir@transdigm.com